As filed with the Securities and Exchange Commission on May 21, 2009

Registration No. 333-151136

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
to
FORM S-3
 REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933

ZHONGPIN INC.
 (Exact name of registrant as specified in its charter)

Delaware	54-2100419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

21 Changshe Road
Changge City, Henan Province
People’s Republic of China 461500
 (011) 86-10-82861788
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric M. Hellige, Esq.
Pryor Cashman LLP
410 Park Avenue
 New York, New York 10022
(212) 326-0846
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Eric M. Hellige, Esq.
Pryor Cashman LLP
410 Park Avenue
 New York, New York 10022
(212) 326-0846

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

This filing constitutes a Post-Effective Amendment to the Registration Statement on Form S-3 (File No. 333-151136), which was declared effective on July 3, 2008.  This Post-Effective Amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to said Section 8(c), shall determine.

EXPLANATORY NOTE

On May 22, 2008, the registrant filed a registration statement on Form S-3 (File No. 333-151136) with the Securities and Exchange Commission (the “Commission”) to register for resale by the selling security holders named in the prospectus up to 12,009,698 shares of the registrant’s common stock, $0.001 par value.  On June 3, 2008, the registrant received a comment letter from the Commission stating that the registrant was ineligible to use Form S-3 as the registrant did not timely file its annual report on Form 10-K for the fiscal year ended December 31, 2007.  As a result, on June 18, 2008, the registrant amended the registration statement by filing with the Commission Amendment No. 1 to Form S-3 on Form S-1, which was declared effective by the Commission on July 3, 2008.

This Post-Effective Amendment No. 1 to Form S-3 is being filed by the registrant to update certain information in the prospectus included in the registration statement primarily by incorporating by reference into the prospectus the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2008, quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009, current reports on Form 8-K dated May 6, 2009 and May 11, 2009 and definitive proxy statement dated April 24, 2009 on Form DEF14A and all additional documents that the registrant will file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing date of this Post-Effective Amendment No. 1 to Form S-3.

All filing fees payable in connection with the registration of the shares of the common stock covered by the registration statement were paid by the registrant at the time of the initial filing of the registration statement on Form S-3 in May 2008.

i

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED HEREIN MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Dated May 21, 2009

PROSPECTUS

7,871,280 Shares

ZHONGPIN INC.

COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 7,871,280 shares of common stock, of which (i) 5,378,373 shares are issued and outstanding, (ii) 1,279,755 shares are issuable upon the conversion of shares of our Series A convertible preferred stock, (iii) 969,627 shares are issuable upon the exercise of our outstanding common stock purchase warrants and (iv) 243,525 shares of common stock are issuable upon the exercise and conversion of our outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.  All of the shares, when sold, will be sold by these selling stockholders.  The selling stockholders may sell their shares of common stock from time to time at prevailing market prices.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “HOGS.”  On May 18, 2009, the last reported sale price of our common stock, as report by The NASDAQ Stock Market, was $9.89 per share.

An investment in our securities involves risks. You should carefully read and consider the risk factors disclosed in any of our filings with the Securities and Exchange Commission that are incorporated by reference in this prospectus, including, without limitation, the risk factors contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2009.

ii

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction in which the offer of these securities is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless the context otherwise requires, references to “we,” “our,” “us,” or the “company” in this prospectus mean Zhongpin Inc.

iii

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated herein by reference from our other filings with the Securities and Exchange Commission (the “Commission”). Investing in our securities involves risks. Therefore, please carefully consider the risk factors described in our Commission filings, including those disclosed in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 .

Our Business

We are principally engaged in the meat and food processing and distribution business in the People’s Republic of China (the “PRC”).  We are developing a nationally-recognized, high-quality, fresh, healthy and nutritious meat and food products brand targeting the new middle class in the PRC.  At March 31, 2009, our product line included over 322 unique meat products, including chilled pork, frozen pork and prepared meats, and over 20 vegetable and fruit products, that are sold on a wholesale basis and on a retail basis through an exclusive network of showcase stores, network stores and supermarket counters.  Through our 12 processing plants, located in Henan, Hebei, Jilin and Sichuan Provinces and in Tianjin City in the PRC, our total production capacity for chilled pork and frozen pork is 1,385.4 metric tons per day, based on an eight-hour working day, or approximately 498,760 metric tons on an annual basis.  In addition, we have production capacity for prepared meats of 150 metric tons per eight-hour day, or approximately 54,000 metric tons on an annual basis, and for fruits and vegetables of 83.3 metric tons per eight-hour day, or approximately 30,000 metric tons on an annual basis. We utilize state-of-the-art equipment in all of our abattoirs and processing facilities, and sell all of our products under the “Zhongpin” brand name.

At March 31, 2009, our customers included 23 international or domestic fast food companies in the PRC, 42 processing factories and 1,672 school cafeterias, factory canteens, army posts and national departments.  At such date, we also sold directly to 3,097 retail outlets, including supermarkets, within the PRC.

To differentiate our company from other market incumbents, we also have successfully implemented a unique retail strategy that includes the establishment of a network of showcase stores, branded network stores and supermarket counters that are exclusive retailers of our product lines.  At March 31, 2009, we had a total of 135 showcase stores, 970 network stores and 1,992 supermarket counter locations.

Since 2001, we have been designated by a coalition of eight government ministries, led by the Ministry of Agriculture, as one of the “leading agricultural industrial enterprises” in the PRC. Over the past five fiscal years, we achieved a compound annual growth rate of 79% in terms of revenues and 84% in terms of net profits. We have established distribution networks in 20 provinces and four cities with special legal status in the North, East, South and Mid-South regions of the PRC, and also have formed strategic partnerships with leading supermarket chains and the food industry in the PRC. In addition, we export products to the European Union and Southeast Asia.

We believe we are a market leader in the meat and meat products industry in the PRC and that the principal strengths of our company are as follows:

•	We have a vertically-integrated fresh meat, meat products, fresh produce and fruit supply chain from farming, slaughtering, cutting, processing and wholesaling to retailing;

•	We have a wide distribution network through major areas of the PRC;

•	The “Zhongpin” brand name is well recognized in major areas of the PRC as an established and leading brand;

•	We have advanced production equipment for the packaging of meat and food;

•	Our customers include some of the largest supermarket chains, such as Lianhua Supermarket Group, Carrefour China and Metro (China) Group;

•
We have implemented a comprehensive logistics management program and have an efficient delivery system that, at March 31, 2009, utilized 472 temperature-controlled container trucks and public railway services;

•	Based upon our historical growth rates, we believe our experienced management team, led by our founder and Chairman, Mr. Zhu Xianfu, has the ability to grow and expand our business;

•	We have an emphasis on quality assurance systems;

•	We have a comprehensive brand building strategy and brand equity management; and

•	We have an innovative product development program, with approximately 119 new products under development at March 31, 2009.

This Offering

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 7,871,280 shares of common stock, of which (i) 5,378,373 shares are issued and outstanding, (ii) 1,279,755 shares are issuable upon the conversion of shares of our Series A convertible preferred stock, (iii) 969,627 shares are issuable upon the exercise of our outstanding common stock purchase warrants and (iv) 243,525 shares of common stock are issuable upon the exercise and conversion of our outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.  All of the shares, when sold, will be sold by these selling stockholders.  The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, except upon exercise of common stock purchase warrants and unit purchase warrants.

Common Stock Offered	7,871,280 shares

Common Stock Outstanding at May 1, 2009	27,609,592 shares

Preferred Stock Outstanding at May 1, 2009	2,094,037 shares, which shares are convertible into 2,094,037 shares of common stock

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of common stock purchase warrants and unit purchase warrants.

Nasdaq Ticker Symbol	HOGS

Our Corporate Information

We are incorporated in the state of Delaware under the name “Zhongpin Inc.”  Our principal executive offices are located at 21 Changshe Road, Changge City, Henan Province, People’s Republic of China 461500, and our telephone number is (011) 86-10-82861788.  We maintain an Internet website at www.zpfood.com.  We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in documents incorporated by reference herein constitute forward-looking statements.  These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms.  These statements are only predictions.  In evaluating these statements, you should specifically consider various factors, including the risks outlined above.  These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus.

We may receive proceeds of up to a maximum of $7,357,756 upon the exercise of outstanding common stock purchase warrants and unit warrants held by the selling stockholders, including the proceeds from the exercise of the common stock purchase warrants underlying the unit warrants.  We intend to use any such proceeds for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby.  The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.  The information in the table below is current as of April 1, 2009.  All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information.  The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale.  The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares Being Offered	Shares of Common Stock Beneficially Owned After Offering(2)
Selling Stockholder	Shares		%		Shares	%
Renaissance US Growth Investment Trust PLC	649,707	(3)	2.3%	649,707	—	—
Entities Affiliated with Pinnacle Fund, L.P.	3,096,230	(4)	11.2%	3,731,948	814,828	*
Fred L. Astman Wedbush Morgan Securities Inc CTDN IRA R/O Contributory 10/13/92	15,625	(5)	*	15,625	—	—
John Peter Selda Wedbush Morgan Securities Inc CTDN IRA Contributory 8/27/96	6,250	(6)	*	6,250	—	—
Lake Street Fund, L.P.	125,000	(7)	*	125,000	—	—
Entities Affiliated with Third Coast Capital Management, L.P.	83,856	(8)	*	39,256	44,600	*
The USX China Fund	30,000	(9)	*	30,000	—	*
Entities Affiliated with Guerrilla Partners LP	200,109	(10)	*	100,000	100,109	*
Whitebox Intermarket Partners, LP	295,525	(11)	1.1%	128,242	167,283	*
Southwell Partners, L.P.	513,700	(12)	1.9%	250,000	263,700	1.0%
Entities affiliated with Atlas Allocation Fund, L.P.	670,852	(13)	2.4%	670,604	248	*
Westpark Capital, L.P.	194,892	(14)	*	163,600	31,292	*
Entities Affiliated with Special Situations Private Equity Fund, L.P.	993,918	(15)	3.5%	993,918	—	—
Michael P. Ross	129,942	(16)	*	129,942	—	—
Wang Qian	56,503		*	56,503	—	—
Yunchun Wang	2,500		*	2,500	—	—
Roth Capital Partners, LLC	218,750	(17)	*	218,750	—	—
Entities Affiliated with CCG Investor Relations Partners, LLC	105,000	(18)	*	105,000	—	—

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares Being Offered	Shares of Common Stock Beneficially Owned After Offering(2)
Selling Stockholder	Shares		%		Shares	%
Norman C. Kristoff	74,577	(19)	*	74,577	—	—
John Steinmetz	243,296	(20)	*	198,312	44,984	—
Theodore H. Swindells	48,312	(21)	*	48,312	—	—
Kathleen McDonnell	53,001	(22)	*	53,001	—	—
Warrant Strategies Fund, LLC	17,225	(23)	*	17,225	—	—
Alliance Financial Inc.	2,375	(24)	*	2,375	—	—
Pryor Cashman LLP	30,000	(25)	*	30,000	—	—
Eric M. Hellige	4,950	(26)	*	4,950	—	—
Iroquois Master Fund, Ltd.	25,683	(27)	*	25,683	—	—

*	Less than 1.0%.

(1)
This table is based upon information supplied by officers, directors and principal stockholders, and in Schedules 13D and 13G filed with the Securities and Exchange Commission.  Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  The number and percentage of shares beneficially owned are based on an aggregate of 27,609,592 shares of our common stock outstanding as of May 1, 2009, and are determined under rules promulgated by the Securities and Exchange Commission.  This information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

(2)
Because the selling shareholders identified in this table may sell some, all or none of the shares owned by them that are registered under this registration statement, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares registered hereunder, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling shareholders at the time of this registration statement.  Therefore, we have assumed for purposes of this table that the selling shareholders will sell all of the shares beneficially owned by them.

(3)	Russell Cleveland has voting and/or investment control over the shares owned by the selling stockholder.

(4)
Pinnacle Advisers, L.P. (“Advisers”) is the general partner of The Pinnacle Fund, L.P. (“Pinnacle”), which owns 2,060,828 shares of our common stock.  Pinnacle Fund Management, LLC (“Management”) is the general partner of Advisers. Mr. Barry Kitt is the sole member of Management.  Mr. Kitt may be deemed to be the beneficial owner of the shares of  common stock beneficially owned by Pinnacle. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle China.

Mr. Kitt is the manager of Kitt China Management, LLC (“China Manager”).  China Manager is the manager of Pinnacle China Management, LLC (“China Management”).  China Management is the general partner of Pinnacle China Advisers, L.P. (“China Advisers”).   China Advisers is the general partner of Pinnacle China Fund, L.P. ("Pinnacle China").  As of April 1, 2009, Pinnacle China was the owner of  (i) 1,031,402 shares of our common stock and (ii) 1,450,000 shares of our Series A convertible preferred stock that are convertible into 1,450,000 shares of common stock.  The Series A convertible preferred stock contains provisions known as “exercise caps,” which prohibit the holder of the shares of Series A convertible preferred stock (and its affiliates) from converting such shares to the extent that giving effect to such conversion, such holder would beneficially own in excess of 9.999% of our outstanding common stock.  In the absence of such caps, Pinnacle China would have the right to fully convert the Series A convertible preferred stock issuable as a result thereof.  This would result in Pinnacle China owning, if such conversion were to occur as of April 1, 2009 (and was based on the outstanding amount disclosed above as of April 1, 2009, in which case assuming conversion in full of the Series A convertible preferred stock owned by Pinnacle China, we would have a total of 29,059,592 shares of our common stock outstanding), 8.5% of our common stock.  Mr. Kitt may be deemed to be a beneficial owner of the shares of common stock beneficially owned by Pinnacle China.  Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle China.

An aggregate of 4,000 shares of our common stock are held by children of Mr. Kitt.  Mr. Kitt may be deemed to be the beneficial owner of the shares of  common stock beneficially owned by his children. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by his children.

Each of Pinnacle and Pinnacle China expressly disclaim beneficial ownership of all shares of our common stock owned by the other as well as those shares owned by the children of Mr. Kitt.

In the absence of any “exercise caps” on the Series A convertible preferred stock owned by Pinnacle China, when aggregating all of the shares of our common stock issued or issuable to Mr. Kitt’s children, Pinnacle and Pinnacle China, respectively, as of April 1, 2009, Mr. Kitt could be deemed to have owned 4,546,230 shares of our common stock, or 15.6% of the shares of our common stock outstanding, at such date.  Mr. Kitt expressly disclaims beneficial ownership of all shares of our common stock beneficially owned by his children, Pinnacle and Pinnacle China, respectively.

(5)	Fred L. Astman has voting and investment control over the shares held by the selling stockholder.

(6)	John Peter Selda has voting and investment control over the shares held by the selling stockholder.

(7)
Lake Street Management, LLC is the general partner of the selling stockholder.  Scott W. Hood and Fred Astman are the managing directors of Lake Street Management, LLC.  Mr. Wood and Mr. Astman share voting and investment control over the selling stockholder.

(8)
Consists of (i) 11,630 shares of common stock owned by Third Coast Capital, L.P. (“Third Coast”), (ii) 11,152 shares of common stock owned by Third Coast Capital Offshore Fund, Ltd. (“Offshore”) and (iii) 61,074 shares of common stock owned by Third Coast Capital QP, L.P. (“QP”).  Third Coast Capital Management, L.P. is the general partner of Third Coast, Offshore and QP.  Third Coast Capital GP, LLC is the general partner of Third Coast Capital Management, L.P.  David D. May is the managing member of Third Coast Capital GP, LLC.  Mr. May has voting and investment control over the selling stockholders.

(9)
Parr Financial Group, LLC is the general partner of the selling stockholder.  Stephen L. Parr is the president and senior partner of Parr Financial Group, LLC.  Mr. Parr has voting and investment control over the selling stockholder.

(10)
Consists of (i) 96,866 shares of common stock owned by Guerrilla Partners LP and (ii) 103,243 shares of common stock owned by Hua-Mei 21st Century Partners, LP.  Peter Siris and Leigh S. Curry have voting and investment control over the selling stockholders.

(11)
Consists of (i) 68,407 shares of common stock owned by Whitebox Intermarket Partners, LP (“Whitebox Intermarket”), (ii) 210,233 shares of common stock owned by Whitebox Combined Partners, LP (“Whitebox Combined”), and  (iii) 16,885 shares of common stock owned by HFR RVA Combined Master Trust (“HFR”).   Whitebox Advisors, LLC is the general partner of Whitebox Intermarket, Whitebox Combined and HFR.  Andrew J. Redleaf is the managing member of the general partner and has voting and investment control over the selling stockholder.

(12)
Southwell Management, L.P. is the general partner of the selling stockholder.  Wilson Jaeggli is the managing director of the selling stockholder and has voting and investment control over the shares owned by the selling stockholder.

(13)
Consists of (i) 670,604 shares of common stock owned by Atlas Allocation Fund, L.P. (“Atlas Allocation”), (ii) 69 shares of common stock owned by Atlas Capital Master Fund, L.P. (“Atlas Master”), and (iii) 179 shares of common stock owned by Atlas Capital ID Fund, L.P. (“Atlas ID”, a together with Atlas Allocation and Atlas Master, the “Atlas Funds”). Atlas Capital Management, L.P. is the general partner of each of the Atlas Funds.  Atlas Capital Management, L.P. is managed by RHA, Inc.  Robert Alpert has voting and investment control over the shares owned by the Atlas Funds.

(14)	Patrick J. Brosnahan is the general partner of the selling stockholder and has voting and Investment control over the shares owned by the selling stockholder.

(15)
Consists of (i) 163,755 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 128,861 shares of common stock issuable upon the exercise of warrants, beneficially owned by Special Situations Private Equity Fund, L.P., and (ii) 405,282 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 296,020 shares of common stock issuable upon the exercise of warrants, beneficially owned by Special Situations Fund III QP, L.P.  MGP is the investment advisor and general partner of the selling stockholders. Austin Marxe and David Greenhouse are the principal owners of MGP and have voting and/or investment control over the shares owned by the selling stockholders.

(16)
Consists of (i) 6,192 shares of common stock, (ii) 75,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and (iii) 48,750 shares of common stock issuable upon the exercise of warrants.

(17)
Represents shares of common stock issuable upon the exercise of outstanding warrants.  Byron Roth is chief executive officer of Roth Capital Partners, LLC (“Roth”) and Gordon J. Roth is chief financial officer of Roth.  Each of Byron Roth and Gordon J. Roth has voting and investment control over the selling stockholder.

(18)
Consists of (i) warrants to purchase 55,000 shares of common stock owned by Coffin Partners and (ii) warrants to purchase 50,000 shares of common stock owned by CCG Investor Relations Partners, LLC.  William F. Coffin, CEO of CCG Investor Relations, is the managing partner of both CCG Investor Relations Partners, LLC and Coffin Partners.  Mr. Coffin, Crocker Coulson, Sean Collins, John Marco, Bei Zhang and Guonan Ma have voting and investment control over the shares held by the selling stockholders.

(19)	Consists of (i) 37,389 shares of common stock and (ii) 37,188 shares of common stock issuable upon the exercise of outstanding purchase warrants.

(20)
Includes (i) 44,984 shares of common stock, (ii) 48,312 shares of common stock issuable upon the exercise of outstanding purchase warrants, and (iii) 150,000 shares of common stock issuable upon the exercise and conversion of 50,000 outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.

(21)	Represents shares of common stock issuable upon the exercise of outstanding warrants.

(22)
Consists of 8,001 shares of common stock issuable upon the exercise of outstanding purchase warrants and 45,000 shares of common stock issuable upon the exercise and conversion of 15,000 outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.

(23)
Consists of (i) 2,375 shares of common stock issuable upon the exercise of outstanding purchase warrants, and (ii) 14,850 shares of common stock issuable upon exercise and conversion of 4,950 outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.  Hull Capital Management, LLC is the managing member of Warrant Strategies Fund LLC (“Warrant Strategies”).  C.E. Unterberg is the sub-adviser and investment manager of that entity.  Sean Molloy has voting and investment control over shares owned by Warrant Strategies.

(24)
Consists of shares of common stock issuable upon the exercise of outstanding common stock purchase warrants.  Andre Schwegler, the sole manager of Alliance Financial, LLC (“Alliance”), has voting and investment control over the shares of stock held by Alliance.

(25)
Consists of 30,000 shares of common stock issuable upon exercise and conversion of 10,000 outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.

(26)
Consists of 4,950 shares of common stock issuable upon exercise and conversion of 1,650 outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.

(27)	Represents shares of common stock issuable upon the exercise of outstanding warrants. Joshua Silverman has voting and investment control over the shares owned by the selling stockholder.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement with respect to which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the selling stockholder and/or the purchasers.  Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Roth Capital Partners, LLC (“Roth Capital Partners”) is a registered broker dealer and FINRA member firm and is listed as a selling stockholder in this prospectus. Roth Capital Partners served as a co-placement agent for our private placement offering that was completed on October 9, 2007.  Roth Capital Partners has indicated to us its willingness to act as selling agent on behalf of certain of the selling stockholders named in this prospectus under the section titled “Selling Stockholders” that purchased our privately-placed securities. We have been advised by Roth Capital Partners that all shares sold, if any, on behalf of selling stockholders by Roth Capital Partners will be in transactions executed by Roth Capital Partners on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Roth Capital Partners does not have an underwriting agreement with us and/or the selling stockholders and no selling stockholders are required to execute transactions through Roth Capital Partners.  Further, other than any existing brokerage relationship as a customer of Roth Capital Partners, no selling stockholder has any pre-arranged agreement, written or otherwise, with Roth Capital Partners to sell their securities through Roth Capital Partners.

NASD Rule 2710 requires FINRA members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling stockholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling stockholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling stockholders’ shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling stockholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling stockholders are sold, transferred, assigned or hypothecated by any selling stockholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling stockholders, which total compensation may not exceed 8%.

We have advised each selling stockholder that it may not use the shares identified in this prospectus to cover short sales of common stock made prior to the date on which the registration statement with which this prospectus is a part shall have been declared effective by the Commission.  If a selling stockholder uses this prospectus for any sale of the shares of common stock identified herein, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act and Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares identified in this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share.  As of May 1, 2009, (i) 27,609,592 shares of common stock were issued and outstanding, (ii) 2,094,037 shares of Series A convertible preferred stock were issued and outstanding, each such share convertible into one share of common stock, (iii) warrants to purchase 969,627 shares of common stock were issued and outstanding, (iv) 81,175 unit purchase warrants were issued and outstanding, each unit consisting of two shares of Series A convertible preferred stock and warrant to purchase common stock, and (v) options to purchase 1,330,000 shares of common stock were issued and outstanding under our 2006 Equity Incentive Plan, of which 106,668 options to purchase shares were then exercisable.

Common Stock

Voting, Dividend and Other Rights.  Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote.  Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights.  All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable.  Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders.  To date, we have not declared any dividends with respect to our common stock.  Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so.  We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation.  Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting.  The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders.  A plurality of the votes cast at a meeting of shareholders elects our directors.  The common stock does not have cumulative voting rights.  Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors.  In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors.  Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 25,000,000 shares of preferred stock from time to time in one or more series.  The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law.  Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval.  Our Board of Directors has designated 7,631,250 shares of the authorized but unissued preferred stock as Series A convertible preferred stock.

Series A Convertible Preferred Stock

Dividends. The holders of the Series A convertible preferred stock are entitled to receive, when and as declared by our Board of Directors, dividends in such amounts as may be determined by our Board of Directors from time to time out of funds legally available therefor. No dividends (other than those payable solely in common stock) will be paid to the holders of common stock until there shall have been paid or declared and set apart during that fiscal year for the holders of the Series A convertible preferred stock a dividend in an amount per share equal to the product of (i) the number of shares of common stock issuable upon conversion of their shares of Series A convertible preferred stock and (ii) the amount per share of the dividend to be paid on the common stock.

Preference on Liquidation. In the event of a merger, consolidation or sale of all or substantially all of our assets or other liquidation, holders of the Series A convertible preferred stock shall get a priority in payment over all other classes of stock. In such events, the Series A convertible preferred stock would be entitled to receive the greater of (i) the original purchase price of the Series A convertible preferred stock or (ii) the amount the holder would get if he converted all of his Series A convertible preferred stock into common stock.

Voting. The holder of each share of Series A convertible preferred stock (i) shall be entitled to the number of votes with respect to such share equal to the number of shares of common stock into which such share of Series A convertible preferred stock could be converted on the record date for the subject vote or written consent (or, if there is no such record date, then on the date that such vote is taken or consent is effective) and (ii) shall be entitled to notice of any stockholders’ meeting in accordance with our Bylaws.

Appoint and Elect a Director. So long as the number of shares of common stock issuable upon conversion of the outstanding shares of Series A convertible preferred stock is greater than 10% of the number of outstanding shares of common stock (on a fully diluted basis), the holders of record of the shares of Series A convertible preferred stock, exclusively and as a separate class, shall be entitled to elect one of our directors.

Conversion Right.  Subject to the limitation on conversion described below, the holders of Series A convertible preferred stock may convert each share of Series A convertible preferred stock into one share of common stock, subject to adjustment for stock dividends, stock splits and similar events.

Automatic Conversion.  Subject to the limitation on conversion described below, each share of Series A convertible preferred stock will automatically be converted into shares of common stock at the conversion price at the time in effect if (i) we have an underwritten public offering of our common stock giving us at least $30 million in net proceeds, (ii)(A) the closing price of the common stock equals or exceeds $10 (as adjusted) for the twenty (20) consecutive-trading-day period ending within two (2) days of the date on which we provides notice of such conversion as hereinafter provided and (B) either a registration statement registering for resale the shares of common stock issuable upon conversion of the Series A convertible preferred stock has been declared effective and remains effective and available for resale for the twenty (20)-day period, or Rule 144(k) is available for the resale of such shares, or (iii) by consent of at least 67% of the then-outstanding shares of Series A Convertible Preferred Stock.

Limitations on Conversion.  We will not effect the conversion of any share of Series A convertible preferred stock, and no person who is a holder of Series A convertible preferred stock shall have the right to convert shares of Series A convertible preferred stock into shares of common stock, to the extent that after giving effect to such conversion, such person (together with such person’s affiliates) would beneficially own in excess of 9.999% of the shares of our common stock outstanding immediately after giving effect to such conversion.  For purposes of the this limitation, the aggregate number of shares of our common stock beneficially owned by such person and its affiliates shall include, without limitation, the number of shares of common stock issuable upon conversion of Series A convertible preferred stock with respect to which such determination is being made, but shall exclude shares of common stock that would be issuable upon (i) exercise of the remaining unconverted shares of Series A convertible preferred stock beneficially owned by such person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of our company beneficially owned by such person and its affiliates (including, without limitation, shares of convertible stock, any debentures, convertible notes or other convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation on conversion of our Series A convertible preferred stock.  Notwithstanding the foregoing, such limitation on conversion shall not be applicable to any person who notifies the Secretary of our company in writing prior to the purchase of any shares of Series A convertible preferred stock that such person irrevocably elects not to have such provisions apply to any shares of Series A convertible preferred stock owned by record by such person.

Protective Provisions. So long as at least 1,750,000 shares of Series A convertible preferred stock are outstanding (subject to adjustment for stock splits, combinations and the like), the prior consent, approval or vote of the holders of a majority of the outstanding Series A convertible preferred stock shall be required (in addition to any consent or approval otherwise required by law) for us to take certain actions, including (1) liquidation, dissolution or wind up, (2) amend, alter or repeal any provision of our certificate of incorporation so as to affect the rights, preferences or privileges of the Series A convertible preferred stock, (3) create a new class of preferred stock or increase the number of shares of Series A convertible preferred stock that can be issued, (4) purchase or redeem, or pay or declare any dividend or make any distribution on, any securities junior in priority to the Series A convertible preferred stock, or (5) make any change in the size of our Board of Directors.

Potential  Dilution of Share Value; Preferences.  Any issuance of shares of preferred stock could dilute the earnings per share and book value of existing shares of common stock.  Because our Board of Directors has the authority to fix the voting rights for any series of preferred stock, the  holders of shares of a series of preferred stock could be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions where Delaware law does not require such class vote, or might be given a  disproportionately large number of votes.  The issuance of shares of preferred stock could also result in a class of securities outstanding that would have certain  preferences (for example, with respect to dividends or liquidation), or would enjoy certain voting rights in addition to those of the common stock.

Potential Frustration in Change of Control. Although we currently have no such intention, we could use authorized but unissued shares of preferred stock to hinder a change in control of our company.  Any issuance of shares of preferred stock could dilute the stock ownership of persons seeking to gain control.  Shares of a new series of preferred stock could also be convertible into a large number of shares of common stock or have other terms that might make more difficult or costly the acquisition of a controlling interest in our company.  Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons attempting to effect a takeover or otherwise gain control.  Such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid.  In addition, the Board of Directors could authorize holders of a series of preferred stock to vote as a class, either separately or with the holders of the common stock, on any merger, sale or exchange of assets by us or any other extraordinary corporate transactions.  The ability of the Board of Directors to take such actions might be considered as having an effect of discouraging any attempt by another person or entity to acquire control of our company.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Pryor Cashman LLP, New York, New York.   Pryor Cashman LLP holds warrants to purchase 10,000 units, and Eric M. Hellige, a member of Pryor Cashman LLP, owns warrants to purchase 1,650 units, at an initial exercise price of $8.00 per unit, each unit consisting of two shares of our Series A convertible preferred stock and a warrant to purchase one share of our common stock at an initial exercise price of $5.00 per share.

EXPERTS

The consolidated financial statements of our company for the year ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2008 (“2008 Form 10-K”) and have been so incorporated in reliance upon the reports of BDO Guangdong Dahua Delu CPAs,  an independent registered public accounting firm, incorporated by reference elsewhere herein and given upon the authority of such firm as an expert in auditing and accounting.

The consolidated financial statements of our company for the years ended December 31, 2007 and 2006, have been incorporated by reference herein from our 2008 Form 10-K and have been so incorporated in reliance upon the reports of Child, Van Wagoner & Bradshaw, PLLC, an independent registered public accounting firm, incorporated by reference elsewhere herein and given upon the authority of such firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof.  With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the Commission.  You may read and copy any document that we file at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  You may call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.  Our filings with the Commission are also available to the public from the Commission’s website at http://www.sec.gov.  In addition, documents that we file with the Commission are available on our Internet website at www.zpfood.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we have filed with the Commission. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we have filed with the Commission prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

• our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 17, 2009 (file no. 001-33593);

• our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Commission on May 11, 2009 (file no. 001-33593);

• our current reports on Form 8-K filed with the Commission on May 6, 2009, May 11, 2009 and May 18, 2009 (file no. 001-33593); and

• our definitive proxy statement on Form DEF14A, filed with the Commission on April 24, 2009 (file no. 001-33593).

We also incorporate by reference all additional documents that we file with the Commission under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with the Commission rules.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Zhongpin Inc.
21 Changshe Road
Changge City, Henan Province
People’s Republic of China 461500
(011) 86-10-82861788

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or the selling stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

Until ___________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold overallotments or subscriptions.

Zhongpin Inc.

7,871,280 Shares of Common Stock

Prospectus

May __, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth our estimates of the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

Item	Amount
SEC registration fee	—
Legal fees and expenses	$20,000	*
Accounting fees and expenses	10,000	*
Printing fees	2,000	*
Miscellaneous fees and expenses	3,000	*

Total	$35,000
______________

*    Estimated

Item 15.	Indemnification of Directors and Officers

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expense, including attorneys’ fees actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit if such director or officer if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expense.

Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware Law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by the board of directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

We may also, at the discretion of the board of directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against  public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits

Exhibit No.	Description

5.1	Opinion of Pryor Cashman LLP.

23.1	Consent of BDO Guangdong Dahua, Delu CPAs, independent registered public accounting firm.

23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm.

24.1	Powers of Attorney of certain of our officers and directors (including on signature page of this Registration Statement as originally filed on May 22, 2008).

Item 17.	Undertakings

(a)            The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, on May 21, 2009.

ZHONGPIN INC.

By:	/s/ Xianfu Zhu
Xianfu Zhu
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xianfu Zhu	Chairman of the Board of Directors	May 21, 2009
Xianfu Zhu	and Chief Executive Officer
(Principal Executive Officer)

/s/ Feng Wang	Chief Financial Officer	May 21, 2009
Feng Wang	(Principal Financial and
Accounting Officer)

/s/ Baoke Ben*	Director	May 21, 2009
Baoke Ben

/s/ Min Chen*	Director	May 21, 2009
Min Chen

/s/ Raymond Leal*	Director	May 21, 2009
Raymond Leal

/s/ Yaoguo Pan*	Director	May 21, 2009
Yaoguo Pan
_______________

* Xianfu Zhu, pursuant to a Power of Attorney executed by each of the directors noted above and filed with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment No. 1 to Form S-3 on behalf of the persons noted above, in the capacities indicated.

/s/ Xianfu Zhu
Xianfu Zhu